Exhibit 99.1

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made as of this 24th day of November, 2004 by and between Genaissance Pharmaceuticals, Inc., a Delaware corporation (“Genaissance”), and RAM Trading, Ltd., a Cayman Islands exempted company (“RAM”).

WHEREAS, Genaissance and RAM (together, the “Parties”) are parties to an Agreement and Acknowledgment, dated as of November 15, 2004 (the “Acknowledgment”);

WHEREAS, the Acknowledgment provided that, among other things, RAM would purchase and assume from Comerica Bank (“Comerica”) all of Comerica’s rights and obligations under that certain Loan and Security Agreement by and between Genaissance and Comerica, dated as of September 30, 2003 and as amended, restated, supplemented or otherwise modified from time to time, and all documents related thereto; and

WHEREAS, the Parties wish to terminate the Acknowledgment and waive the provisions thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Termination of Acknowledgment.  Effective immediately upon execution of this Agreement by Genaissance and RAM, the Acknowledgment be, and hereby is, terminated and the provisions contained therein shall be void and no longer of any force or effect.

2.     Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts (including by facsimile signature), each of which shall be deemed an original but all of which, when taken together, shall be considered one and the same agreement.

3.     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENAISSANCE PHARMACEUTICALS, INC.

By:	/s/ Ben D. Kaplan
Name: Ben D. Kaplan
Title: SVP & CFO

RAM TRADING, LTD.

By:	/s/ James R. Park
Name: James R. Park
Title: VP Ritchie Capital Management, LLC Investment Advisor to RAM Trading, Ltd.